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                                  EXHIBIT 11

                            SYNOVUS FINANCIAL CORP.

                           COMPUTATION OF NET INCOME
                                PER COMMON SHARE
                                  (UNAUDITED)


                                                   Six Months Ended          Three Months Ended
                                                      June 30,                     June 30,
                                               -----------------------    -----------------------
                                                 1995          1994         1995          1994
                                               ---------    ----------    ----------   ----------
Primary
- -------
Net income                                   $ 50,670,128   43,016,655    26,600,297   22,597,818
                                               ==========   ==========    ==========   ==========
Average common shares outstanding              76,191,684   74,877,652    76,519,304   75,095,473
Average common shares added, assuming
     exercise of dilutive stock options           733,422      831,501       780,928      823,694
                                               ----------   ----------    ----------   ----------
Average common shares, as adjusted             76,925,106   75,709,153    77,300,232   75,919,167
                                               ==========   ==========    ==========   ==========
Net income per common share                  $       0.66         0.57          0.34         0.30
                                               ==========   ==========    ==========   ==========
Assuming Full Dilution
- ----------------------
Net income                                   $ 50,670,128   43,016,655    26,600,297   22,597,818
                                               ==========   ==========    ==========   ==========
Adjustments:
     Interest expense on subordinated
          debentures                               68,237       68,237        34,118       34,118
     Income tax effect on such interest
          expense                                 (23,883)     (23,883)      (11,941)     (11,941)
                                               ----------   ----------    ----------   ----------
Net Income, as adjusted                      $ 50,714,482   43,061,009    26,622,474   22,619,995
                                               ==========   ==========    ==========   ==========
Average common shares outstanding              76,191,684   74,877,652    76,519,304   75,095,473
Average common shares added, assuming
     exercise of dilutive stock options           842,288      854,269       842,288      854,269
Average common shares to be issued,
     assuming conversion of subordinated
     debentures                                   301,947      301,947       301,947      301,947
                                               ----------   ----------    ----------   ----------
Average common shares, as adjusted             77,335,919   76,033,868    77,663,539   76,251,689
                                               ==========   ==========    ==========   ==========
Net income per common share, assuming
     full dilution                           $       0.66         0.57          0.34         0.30
                                               ==========   ==========    ==========   ==========

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